Exhibit 99.1

HERSHEY ANNOUNCES SECOND QUARTER RESULTS

•	Net Sales increase 5.1%

•	Earnings per share-diluted from operations $0.29

•	Outlook reaffirmed for 2008, growth in net sales 3-4%, with earnings per share-diluted from operations expected to be in the $1.85 to $1.90 range

HERSHEY, Pa., July 23, 2008 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the second quarter ended June 29, 2008. Consolidated net sales were $1,105,437,000 compared with $1,051,916,000 for the second quarter of 2007. Net income for the second quarter of 2008 was $41,467,000 or $0.18 per share-diluted, compared with $3,554,000 or $0.01 per share-diluted, for the comparable period of 2007.

For the second quarters of 2008 and 2007, these results, prepared in accordance with generally accepted accounting principles (“GAAP”), include net pre-tax charges of $39.3 million and $124.4 million, or $0.11 and $0.34 per share, respectively. The majority of these charges were associated with the Global Supply Chain Transformation program announced in February 2007. Net income from operations, which excludes the net charges for the second quarters of 2008 and 2007, was $66,952,000 or $0.29 per share-diluted in 2008, compared with $81,671,000 or $0.35 per share-diluted in 2007.

Second Quarter Performance

“Hershey’s second quarter results reflect the progress the Company continues to make in the marketplace,” said David J. West, President and Chief Executive Officer. “Sales increased by 5.1 percent, driven by organic sales gains of 3.5 percent from pricing and overall growth in core brands and new products, offset by softness in snacks and refreshment. The Godrej Hershey Ltd. venture in India accounted for the remaining growth. Gross margin expanded slightly as pricing and supply chain savings offset higher commodity costs and the impact of integrating our business in India. Second quarter profitability, which was in line with our expectations, was curtailed by increased brand support, including costs associated with new product introductions, greater levels of retail coverage and investments within key international markets.

“U.S. retail takeaway in the second quarter, excluding the effect of Easter timing, increased 5.0 percent in channels that account for over 80 percent of our retail business. As a result, non-seasonal everyday market share was about equal to the prior year's second quarter in the channels measured by syndicated data. The results have been positive where we have focused our resources. In the U.S., advertising and consumer brand-building investment increased by about 30 percent in the second quarter. Activity was primarily concentrated in the Reese’s and Hershey’s franchises, including Hershey’s Bliss, and Starbucks Chocolates.

“We’re pleased with our U.S. marketplace performance in the second quarter as we improved in all classes of trade. The category has and will continue to grow. We expect Hershey’s year-over-year core brand marketplace performance improvement to continue, benefiting from the new approach of our consumer-driven demand model.”

First Half Results and Outlook

For the first six months of 2008, consolidated net sales were $2,265,779,000 compared with $2,205,025,000 for the first six months of 2007. Reported net income for the first six months of 2008 was $104,712,000 or $0.46 per share-diluted, compared with $97,027,000, or $0.42 per share-diluted, for the first six months of 2007.

For the first six months of 2008 and 2007, these results, prepared in accordance with GAAP, include net pre-tax charges of $69.9 million and $164.8 million, or $0.20 and $0.44 per share, respectively. The majority of these charges were associated with the Global Supply Chain Transformation program announced in February 2007.

Net income from operations, which excludes the net charges for the first six months of 2008 and 2007, was $150,867,000, or $0.66 per share-diluted, compared with $200,457,000 or $0.86 per share-diluted in 2007, a decrease of 23 percent in earnings per share-diluted.

“Hershey’s first half results were in line with our expectations,” West stated. “Net sales and marketplace performance improved, validating our strategy of increasing advertising and consumer investment behind core U.S. brands. The consumer-driven model unveiled last month is focusing the Company on brands and innovation that offer the greatest potential for sustainable sales and earnings growth.

“Marketplace momentum has continued as we enter the third quarter and we’re encouraged about our prospects in the second half of the year. The Global Supply Chain Transformation program will deliver productivity savings during the remainder of the year. These savings, combined with price realization and good visibility into our cost structure in the second half of the year, will enable us to expand consumer investment, support solid seasonal programming and continue to build our international business. Therefore, for the full-year 2008, we continue to expect net sales growth of 3-4 percent and earnings per share-diluted from operations of $1.85 to $1.90.”

Note: In this release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma summary of consolidated statements of income, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. The aforementioned items relate to the Global Supply Chain Transformation program announced in February 2007 and the business realignment in Brazil announced in December 2007. The Global Supply Chain Transformation program is expected to result in pre-tax charges and non-recurring project implementation costs of $550 million - $575 million. Total charges include project management and start-up costs of approximately $60 million. In 2007, the Company recorded GAAP charges related to the Global Supply Chain Transformation program of $400.0 million, or $1.10 per share-diluted. Additionally, in the fourth quarter of 2007 the Company recorded business realignment and impairment charges of $12.6 million, or $0.05 per share-diluted, related to its business in Brazil.  In 2008, the Company expects to record total GAAP charges of about $135 million - $145 million, or $0.39 - $0.42 per share-diluted. Below is a reconciliation of GAAP and non-GAAP items to the Company’s earnings per share-diluted outlook:

	2007	2008

Reported / Expected EPS-Diluted	$0.93	$1.43 - $1.51

Total Business Realignment and Impairment Charges	$1.15	$0.39 - $0.42

EPS-Diluted from Operations*	$2.08	--

Expected EPS-Diluted from Operations*		$1.85 - $1.90

*From operations, excluding business realignment and impairment charges.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to transform our supply chain and advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to execute our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; the impact of future developments related to the product recall and temporary plant closure in Canada in the fourth quarter of 2006, including our ability to recover costs we incurred for the recall and plant closure from responsible third-parties; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2007.  All information in this press release is as of July 23, 2008. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

# # #

Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended June 29, 2008 and July 1, 2007
(in thousands except per share amounts)

	Second Quarter		Six Months

	2008	2007	2008	2007

Net Sales	$1,105,437	$1,051,916	$2,265,779	$2,205,025

Costs and Expenses:
Cost of Sales	722,926	722,478	1,506,816	1,461,556
Selling, Marketing and Administrative	266,612	216,870	516,561	433,303
Business Realignment and Impairment Charges, net	21,786	79,728	25,871	107,273

Total Costs and Expenses	1,011,324	1,019,076	2,049,248	2,002,132

Income Before Interest and Income Taxes (EBIT)	94,113	32,840	216,531	202,893
Interest Expense, net	23,610	29,213	47,996	57,468

Income Before Income Taxes	70,503	3,627	168,535	145,425
Provision for Income Taxes	29,036	73	63,823	48,398

Net Income	$41,467	$3,554	$104,712	$97,027

Net Income Per Share - Basic - Common	$0.19	$0.02	$0.47	$0.43
- Basic - Class B	$0.17	$0.01	$0.43	$0.39
- Diluted - Common	$0.18	$0.01	$0.46	$0.42

Shares Outstanding - Basic - Common	166,624	168,309	166,701	169,078
- Basic - Class B	60,806	60,815	60,806	60,815
- Diluted - Common	228,664	231,963	228,798	232,841

Key Margins:
Gross Margin	34.6%	31.3%	33.5%	33.7%
EBIT Margin	8.5%	3.1%	9.6%	9.2%
Net Margin	3.8%	0.3%	4.6%	4.4%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended June 29, 2008 and July 1, 2007
(in thousands except per share amounts)

	Second Quarter				Six Months

	2008		2007		2008		2007

Net Sales	$1,105,437		$1,051,916		$2,265,779		$2,205,025

Costs and Expenses:
Cost of Sales	707,899	(a)	681,171	(d)	1,466,635	(a)	1,410,390	(d)
Selling, Marketing and Administrative	264,169	(b)	213,523	(e)	512,684	(b)	426,970	(e)
Business Realignment and Impairment Charges, net	---	(c)	---	(f)	---	(c)	---	(f)

Total Costs and Expenses	972,068		894,694		1,979,319		1,837,360

Income Before Interest and Income Taxes (EBIT)	133,369		157,222		286,460		367,665
Interest Expense, net	23,610		29,213		47,996		57,468

Income Before Income Taxes	109,759		128,009		238,464		310,197
Provision for Income Taxes	42,807		46,338		87,597		109,740

Net Income	$66,952		$81,671		$150,867		$200,457

Net Income Per Share - Basic - Common	$0.30		$0.37		$0.68		$0.90
- Basic - Class B	$0.27		$0.33		$0.61		$0.80
- Diluted - Common	$0.29		$0.35		$0.66		$0.86

Shares Outstanding - Basic - Common	166,624		168,309		166,701		169,078
- Basic - Class B	60,806		60,815		60,806		60,815
- Diluted - Common	228,664		231,963		228,798		232,841

Key Margins:
Adjusted Gross Margin	36.0%		35.2%		35.3%		36.0%
Adjusted EBIT Margin	12.1%		14.9%		12.6%		16.7%
Adjusted Net Margin	6.1%		7.8%		6.7%		9.1%

(a) Excludes business realignment and impairment charges of $15.0 million pre-tax or $10.0 million after-tax for the second quarter and $40.2 million pre-tax or $27.4 million after-tax for the six months.
(b) Excludes business realignment and impairment charges of $2.4 million pre-tax or $1.7 million after-tax for the second quarter and $3.9 million pre-tax or $2.2 million after-tax for the six months.
(c) Excludes business realignment and impairment charges of $21.8 million pre-tax or $13.8 million after-tax for the second quarter and $25.9 million pre-tax or $16.4 million after-tax for the six months.
(d) Excludes business realignment and impairment charges of $41.3 million pre-tax or $26.3 million after-tax for the second quarter and $51.2 million pre-tax or $32.5 million after-tax for the six months.
(e) Excludes business realignment and impairment charges of $3.4 million pre-tax or $2.1 million after-tax for the second quarter and $6.3 million pre-tax or $3.9 million after-tax for the six months.
(f) Excludes business realignment and impairment charges of $79.7 million pre-tax or $49.7 million after-tax for the second quarter and $107.3 million pre-tax or $67.0 million after-tax for the six months.

The Hershey Company
Consolidated Balance Sheets
as of June 29, 2008 and December 31, 2007
(in thousands of dollars)

Assets	2008	2007

Cash and Cash Equivalents	$45,427	$129,198
Accounts Receivable - Trade (Net)	302,952	487,285
Deferred Income Taxes	44,913	83,668
Inventories	697,569	600,185
Prepaid Expenses and Other	188,156	126,238

Total Current Assets	1,279,017	1,426,574

Net Plant and Property	1,492,694	1,539,715
Goodwill	578,689	584,713
Other Intangibles	168,522	155,862
Other Assets	559,770	540,249

Total Assets	$4,078,692	$4,247,113

Liabilities, Minority Interest and Stockholders' Equity

Loans Payable	$436,246	$856,392
Accounts Payable	281,152	223,019
Accrued Liabilities	486,128	538,986
Taxes Payable	1,579	373

Total Current Liabilities	1,205,105	1,618,770

Long-Term Debt	1,514,029	1,279,965
Other Long-Term Liabilities	527,693	544,016
Deferred Income Taxes	181,897	180,842

Total Liabilities	3,428,724	3,623,593

Minority Interest	42,345	30,598

Total Stockholders' Equity	607,623	592,922

Total Liabilities, Minority Interest and Stockholders' Equity	$4,078,692	$4,247,113